MULTIPLE LINE QUOTA SHARE REINSURANCE AGREEMENT

(hereinafter referred to as the “Agreement”)

Between

FIRST PROTECTIVE INSURANCE COMPANY

Lake Mary, Florida

(hereinafter referred to as the “Company”)

and

GREENLIGHT REINSURANCE, LTD.

(hereinafter referred to as the “Reinsurer”)

GREENLIGHT REINSURANCE, LTD.

PREAMBLE

In consideration of the mutual covenants hereinafter contained the parties hereto agree as follows:

ARTICLE 1 - BUSINESS REINSURED

A.	By this Agreement the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept quota share reinsurance of the Company’s Net Liability (as defined in paragraph B below) under policies, contracts and binders of insurance or reinsurance (hereinafter called “Policies”) in force at the effective date hereof, and new or renewed on or after that date and classified as Homeowners Multi Peril, Dwelling Fire Comprehensive Personal Liability, and all Allied Lines.

B.	“Net Liability” as used herein is defined as only that portion of the Company’s gross liability for losses occurring during the term hereof which the Company retains net for its own account after deduction for all reinsurance on the covered business, salvage, subrogation and other recoveries, and in calculating the amount of any loss hereunder and also in computing the amount or amounts to which this Agreement attaches, only loss or losses in respect of any Policy for which the Company has actually paid Net Ceded Written Premium (as defined in Article 11 – Reinsurance Premium) shall be included and only that portion of such loss or losses which the Company retains net for its own account shall be included.

The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

C.	The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.

ARTICLE 2 - COMMENCEMENT AND TERMINATION

A.	This Agreement shall become effective at 12:01 a.m., Eastern Standard Time, October 1, 2006, with respect to losses occurring on or after that date and shall remain in full force and effect until terminated as provided in the following paragraph.

B.	Either the Company or the Reinsurer shall have the right to terminate this Agreement at annually, beginning December 31, 2007, by giving the other party 90 days prior notice in writing via either Certified or Registered Mail, return receipt requested.

C.	As respects losses ceded under Policies covered hereunder which are still in force at the termination of this Agreement, the Reinsurer shall remain liable on such Policies for a further

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twelve (12) months or until the natural expiration, renewal or cancellation of such Policies, whichever occurs first.

D.	The Reinsurer may at its option, notify the Company prior to or within 30 days after the effective date of termination, of its election to terminate the entire liability of the Reinsurer for losses occurring subsequent to the time and date of termination in which event the Reinsurer shall return the appropriate unearned premium reserve to the Company less the commission previously allowed thereon.

E.	The Reinsurer shall have the right to terminate this Agreement upon 30 days prior notice in writing via either Certified or Registered Mail, return receipt requested, in the event of a change of control or a material change of ownership should any of the Company’s principals, including Lanier Porter, Leman Porter and Willis King, cease to be actively engaged in the Company or should their respective shares of ownership of the Company’s stock be reduced or diluted by more than 10%.

ARTICLE 3 - TERRITORY

This Agreement applies to Policies issued to insureds domiciled in the state of Florida; but this limitation shall not apply to loss if the Company’s Policies for such insureds provide coverage outside the aforesaid territorial limits.

ARTICLE 4 - EXCLUSIONS

A.    This Agreement does not apply to and specifically excludes the following:

1.	All excess of loss reinsurance assumed by the Company.

2.	Reinsurance assumed by the Company under obligatory reinsurance agreements, except agency reinsurance where the policies are to be re-underwritten in accordance with the underwriting standards of the Company and reissued as Company policies at the next anniversary or expiration date and reinsurance assumed as a result of the depopulation of Citizens Property Insurance Corporation and/or any reinsurance assumed from private carriers as a result of depopulations.

3.	Financial Guarantee and Insolvency.

4.	All Accident and Health, Fidelity and Surety, Boiler and Machinery, Workers’ Compensation and Credit business.

5.	All Ocean Marine business.

6.	All Inland Marine business.

7.	All Automobile business.

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8.	All Aviation, Aerospace and Satellite business.

9.	All Railroad business.

10.	All insurances on growing or standing crops.

11.	Flood and/or earthquake when written as such.

12.	Difference in Conditions insurances and similar kinds of insurances, however styled, insofar as they may provide coverage for losses from the following causes:

a.	Flood, surface water, waves, tidal water or tidal waves, overflow of streams or other bodies of water or spray from any of the foregoing, all whether wind-driven or not, except when covering property in transit; or

b.	Earthquake, landslide, subsidence or other earth movement or volcanic eruption; except when covering property in transit.

13.	Mortgage Impairment insurances and similar kinds of insurances, however styled.

14.	Nuclear risks as defined in the Nuclear Incident Exclusion Clause- Physical DamageReinsurance- U.S.A. and Nuclear Incident Exclusion Clause- Liability- ReinsuranceU.S.A attached to and forming part of this Agreement.

15.	Risks excluded under the provisions of the “Total Insured Value Exclusion Clause” attached to and forming a part of this Agreement.

16.	Loss or damage caused by or resulting from war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, martial law or confiscation by order of any government or public authority, but this exclusion shall not apply to loss or damage covered under a standard policy with a standard War Exclusion Clause.

17.	Liability as a member, subscriber or reinsurer of any Pool, Syndicate or Association; and any combination of insurers or reinsurers formed for the purpose of covering specific perils, specific classes of business or for the purpose of insuring risks located in specific geographical areas; but this exclusion shall not apply to residual market mechanisms, including but not limited to FAIR Plans, Joint Underwriting Associations or to Coastal Pools, Beach Plans or similar plans, however styled. It is understood and agreed, however, that this reinsurance does not include any increase in liability to the Company resulting from (a) the inability of any other participant in a residual market mechanism, including but not limited to a FAIR Plan, Joint Underwriting Associations Coastal Pool, Beach Plan or similar plan to meets its liability, or (b) any claim against such a residual market mechanism, including but not limited to a FAIR Plan, Joint Underwriting Association, Coastal Pool, Beach Plan or similar plan, or any participant therein,

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including the Company, whether by way of subrogation or otherwise, brought by or on behalf of any insolvency fund.

18.	All liability of the Company arising by contract, operation of law, or otherwise from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge fee or other obligation in whole or in part.

19.	Seepage and pollution, defined as any loss or damage or costs or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke damage. Nevertheless, this exclusion does not preclude payment of the cost of the removal of debris of property damaged by a loss otherwise covered hereunder, but subject always to a limit of 25% of the Company’s property loss under the policy.

20.	Losses in respect of overhead transmission and distribution lines and their supporting structures other than those on or within 150 meters (or 500 feet) of the insured premises. It is understood and agreed that public utilities extension and/or suppliers extension and/or contingent business interruption coverages are not subject to this exclusion, provided that these are not part of a transmitters’ or distributors’ policy.

21.	Losses excluded under the Electronic Date Recognition Clause (B) attached to and forming part of this Agreement.

22.	Mold - This reinsurance excludes any loss, damage, claim, cost, expense, sum or other obligation of any kind or description directly or indirectly caused by, contributing to, or resulting from mold, fungus, mildew or spores unless resulting from a sudden and accidental loss which is caused by an insured peril covered under the Company’s Policy in which case, any loss resulting from the aforementioned perils is only covered if Reinsurer is notified within six (6) months of the original date of loss and the loss results from an insured peril.

23.	Losses arising from PCS (Property Claims Services) numbered events.

24.	Losses directly or indirectly occasioned by:

1.	Loss of, alteration of, or damage to; or

2.	A reduction in the functionality, availability or operation of;

a computer system, hardware, program, software, data, information repository, microchip, integrated circuit, or similar device in computer equipment or non-

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computer equipment, whether the property of the policyholder of the Company or not, are not covered by this Agreement unless arising out of one or more of the following perils:

fire, lightning, explosion, aircraft or vehicle impact, falling objects, windstorm, hail, tornado, cyclone, hurricane, earthquake, volcano, tsunami, flood, freeze or weight of snow.

25.	Terrorism as excluded under the provisions of the Terrorism Exclusion NMA 2930c (as attached to and forming a part of this Agreement).

26.	All Allocated and Unallocated Loss Adjustment Expenses.

Except with respect to risks excluded by Exclusions 3, 5, 8, 13, 16-19, 22-25, and the Nuclear Incident Exclusion Clauses, if the Company, without its knowledge is bound or unknowingly exposed on a risk falling otherwise within one of the foregoing exclusions, such risks are covered hereunder until the Company receives knowledge thereof and, pending cancellation of such risk, for a period of ten (10) days in addition to the time permitted for cancellation in the Company’s original Policy, such total period not exceeding 70 days in all.

ARTICLE 5 - RETENTION AND LIMIT

A.	As respects business subject to this Agreement, the Company shall retain and be liable for 20% of its Net Liability. The Company shall cede to the Reinsurer and the Reinsurer shall accept 80% (Reinsurer’s share) of the Company’s Net Liability. The Company shall have the right but not the obligation, with effective from July 1, 2007, to reduce the Reinsurer’s share of the contract, with regard to business not yet ceded. Notwithstanding the above the Reinsurer’s share shall not be reduced to less that 50%.

         The election to reduce the Reinsurers share must be made before July 1, 2007.

B.	As respects losses arising out of any one Loss Occurrence (as defined in Article 7 – Loss Occurrence), the liability of the Reinsurer for loss (exclusive of loss in excess of Policy limits and extra contractual obligations) hereunder shall not exceed the Reinsurer’s share of $2,000,000 ($1,600,000 at 80% Reinsurer’s share). Loss in excess of Policy limits and extra contractual obligations, as defined in Article 6 - Excess of Policy Limits / ECO, shall be added to the Company’s loss, if any, under the Policy involved and shall be included when computing the Reinsurer’s limit of liability as described in paragraph E below.

C.	With respect to each agreement year hereunder (as defined in Article 14- Profit Commission), the Company shall retain, in addition to its quota share retention set forth in paragraph A above, the Net Liability (as defined in Article 1 – Business Reinsured) for losses incurred (inclusive of loss, extra contractual obligations, loss in excess of Policy limits and any assessments covered by this Agreement) which would be ceded hereunder, were it not for the provisions of this paragraph, in an amount equal to [*]% of Losses Incurred (as defined in Article 13- Commission) for the agreement year in excess of a [*]% Loss Ratio (as

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defined in paragraph E below) and less than an [*]% Loss Ratio for the agreement year and shall hereinafter be referred to as the “loss retention corridor.”

D.	All Policies covered under this Agreement are subject to a maximum net property insured value of $500,000 and a maximum Comprehensive Personal Liability (CPL) limit of $500,000 or so deemed. The number of Policies with maximum CPL limits of $500,000 shall not exceed 750 without prior approval from the Reinsurer.

E.	The Reinsurer’s liability for losses (inclusive of loss, extra contractual obligations, loss in excess of Policy limits and any assessments covered by this Agreement) during any one agreement year, net of inuring reinsurance (whether collected or not), shall not exceed a Loss Ratio of [*]% for that agreement year. The Company shall retain and be liable for 100% of the losses incurred in excess of a Loss Ratio of [*]% for that agreement year. Thus, when the loss retention corridor is applied, the Reinsurer’s liability for losses shall not exceed its share of the Company’s Net Liability up to a [*]% Loss Ratio.

F.	For purposes of calculating the loss retention corridor and limit of liability for an agreement year, “Loss Ratio” is defined as 118% of the quantity (the Company’s net losses for such period excluding all loss adjustment expenses) divided by the quantity (“Net Ceded Earned Premium” (as defined in Article 13 – Commission) for such period).

G.	If a Loss Occurrence involves more than one insured or Policy and more than one agreement year, the retention and limit as respects the loss or losses covered under each agreement year shall be the percentage of the retention and limit of this Agreement that the amount of covered loss or losses bears to the total of all losses in the Loss Occurrence.

ARTICLE 6 - EXCESS OF POLICY LIMITS / ECO

A.	In the event the Company pays or is held liable to pay an amount of loss in excess of the Company’s Policy limit, but otherwise within the terms of its Policy (hereinafter called “loss in excess of Policy limits”) or any punitive, exemplary, compensatory, or consequential damages, other than loss in excess of Policy limits (hereinafter called “extra contractual obligations”) because of alleged or actual bad faith or negligence on its part in rejecting a settlement within Policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its policyholder, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action, or in otherwise handling a claim under a Policy subject to this Agreement, loss in excess of Policy limits and/or extra contractual obligations, shall be added to the Company’s loss, if any, under the Policy involved, subject to the Reinsurer’s share of a maximum of $2,000,000 and the sum thereof shall be furthermore subject to the provisions of Article 5 - Retention and Limit.

B.	In no event shall the Reinsurer’s liability for losses (inclusive of loss in excess of Policy limits and extra contractual obligations) exceed the maximum limit described in Article 5 – Retention and Limit.

GREENLIGHT REINSURANCE, LTD.

C.	An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Policy.

D.	Notwithstanding anything stated herein, this Agreement shall not apply to any loss in excess of Policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

E.	Recoveries from any form of insurance or reinsurance which protects the Company against claims the subject matter of this Article shall inure to the benefit of this Agreement.

ARTICLE 7 - LOSS OCCURRENCE

A.	The term “Loss Occurrence” shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one “Loss Occurrence” shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term “Loss Occurrence” shall be further defined as follows:

1.	As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

2.	As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured’s premises by strikers, provided such occupation commenced during the aforesaid period.

3.	As regards earthquake (the epicentre of which need not necessarily be within the territorial confines referred to in the introductory portion of this paragraph) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours maybe included in the Company’s “Loss Occurrence.”

GREENLIGHT REINSURANCE, LTD.

4.	As regards “freeze,” only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting frozen pipes and tanks) may be included in the Company’s “Loss Occurrence.”

B.	For all those “Loss Occurrences,” other than those referred to in subparagraph 2 of paragraph A above, the Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss, and provided that only one such period of 168 consecutive hours shall apply with respect to one event, except for any “Loss Occurrence” referred to in subparagraph 1 of paragraph A above where only one such period of 72 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

C.	As respects those “Loss Occurrences” referred to in subparagraph 2 of paragraph A above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more “Loss Occurrences,” provided no two periods overlap and no individual loss is included in more than one such period and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

D.	No individual losses occasioned by an event that would be covered by 72 hours clauses may be included in any “Loss Occurrence” claimed under the 168 hours provision.

ARTICLE 8 - OTHER REINSURANCE

The Company shall be permitted to carry facultative reinsurance and other treaty reinsurance, recoveries under which shall inure to the benefit of this Agreement. Premium ceded by the Company for reinsurance that inures to the benefit of this Agreement shall be deducted from premiums ceded to this Agreement as earned, in accordance with Article 11- Reinsurance Premium. A schedule listing the facultative reinsurance and other treaty reinsurance carried by the Company is attached hereto as Attachment A. Reinsurance carried by the company shall be substantially the same as contained in Attachment A.

ARTICLE 9 - LOSS AND LOSS EXPENSE

A.	Losses shall be reported by the Company in summary form as hereinafter provided, but the Company shall notify the Reinsurer immediately when a specific case involves unusual circumstances or large loss possibilities. Further, the Company shall notify the Reinsurer whenever a claim involves a fatality, amputation, spinal cord damage, blindness, extensive burns or multiple fractures, regardless of liability. The Reinsurer shall have the right to participate, at its own expense, in the defense of any claim or suit or proceeding involving this reinsurance.

GREENLIGHT REINSURANCE, LTD.

B.	Any loss settlement made by the Company when within the Policy’s terms and conditions, shall be binding upon the Reinsurer and the Reinsurer agrees to pay or allow, as the case may be, its proportion of each such settlement in accordance with Article 5- Retention and Limit.

C.	The Reinsurer shall not be liable for litigation expenses, interest on judgments, or any other loss adjustment expense incurred by the Company in connection with claims under Policies subject to this Agreement.

ARTICLE 10 - SALVAGE AND SUBROGATION

The Reinsurer shall be credited with its proportionate share of salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.

ARTICLE 11 - REINSURANCE PREMIUM

As premium for the reinsurance provided hereunder, the Company shall pay the Reinsurer:

A.	The Reinsurers share of its net written premium for each agreement year. This “Net Ceded Written Premium” is defined as the Reinsurers share of the following amount: gross written premium of the Company for the class of business reinsured hereunder, less cancellations and return premiums, less ceded premiums earned for the for Florida Hurricane Catastrophe Fund protection and non-Florida Hurricane Catastrophe Fund property catastrophe excess of loss reinsurance, less ceded premiums earned by the Company for property per risk excess of loss reinsurance and other reinsurance (not to include any reinstatement premiums paid or earned by the Company to catastrophe excess of loss reinsurers, including FHCF) which inures to the benefit of this Agreement. The Company’s estimated Net Ceded Written Premium for the agreement period commencing October 1, 2006 is $76,998,347.36.

B.	The Reinsurer’s share of the unearned premium reserve as of October 1, 2006 is $ 38,580,413.51.

The Company shall remit the Net Ceded Written Premium to the Reinsurer within 45 days of the end of each quarter. The Company shall remit the Reinsurers share of the unearned premium reserve as of October 1, 2006 to the Reinsurer no later than 10 days for execution of this contract. Attachment B provides a schedule of estimated remittances for the agreement year commencing October 1, 2006.

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ARTICLE 12 - ORIGINAL CONDITIONS

All insurances falling under this Agreement shall be subject to the same terms, rates conditions and waivers, interpretations and to the same modifications, alterations and cancellations as the respective Policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Agreement.

ARTICLE 13 - COMMISSION

A.	The Company shall allow a portion of the Reinsurance Premium actually paid to the Reinsurer as a ceding commission in the amount of [*]% of Net Ceded Written Premium. Should the Company fail to pay any portion of the Reinsurance Premium due to the Reinsurer, then the amount of this ceding commission allowance shall abate proportionately. Should the Company not admit any portion of the ceding commission, or establish any portion of the commission as a contingent liability, such amount shall become net profit to the company under the terms of this contract.

B.	This commission allowance shall cover all dividends, commissions, premium taxes, assessments, and any other expenses of the Company.

C.	The Reinsurer will pay the Company an additional Commission equal to [*]% of the Net Profit, if any, accruing to the Reinsurer during each agreement year. The first agreement year shall commence on the effective date of the Agreement.

D.	The Reinsurer’s Net Profit for each agreement year will be calculated in accordance with the following formula, it being understood that a positive balance equals Reinsurer’s Net Profit and a negative balance equals Reinsurer’s Net Loss:

1.	Net Ceded Earned Premium actually paid for the agreement year, less

2.	Ceding Commission as determined in Article 13 – Commission, less

3.	Losses Incurred for the agreement year, less

4.	Reinsurer’s Expenses, which are deemed to be [*]% of the Net Ceded Earned Premium with a minimum of $[*] (or upon election of cutoff the treaty, by the Reinsurer, a minimum of $[*]), less

5.	An allowance of 1% for Federal Excise Tax.

E.	The Company shall calculate and report the Reinsurer’s Net Profit for each agreement year within 45 days after the end of each agreement year and within 45 days after the end of each 12 month period thereafter until 72 months after inception of the agreement year, or earlier by mutually agreed termination. Any profit commission due the Company shall

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be paid by the Reinsurer upon the earlier of (i) the date 72 months after inception of the agreement year, or (ii) the date of an earlier mutually agreed termination, at which time the Reinsurer will be released from all liabilities for the agreement year.

F.	“Net Ceded Earned Premium” as used herein shall mean ceded unearned premiums at the beginning of the accounting period, plus ceded Net Ceded Written Premiums during the period, less ceded unearned premiums at the end of the period.

G.	“Losses Incurred” as used herein shall mean ceded losses paid at the effective date of calculation, plus the ceded reserves for losses outstanding as of the same date (including reserves for incurred but not reported loss reserves), less any inuring reinsurance (whether collected or not), all as respects losses occurring during the agreement year under consideration. It is understood that losses retained by the Company pursuant to the loss retention corridor provisions of Article 5 - Retention and Limit, shall be included in Losses Incurred as respects calculation of the loss retention corridor, but shall be excluded from Losses Incurred for purposes of profit commission calculations in accordance with provisions of this Article.

ARTICLE 14 - REPORTS AND REMITTANCES

A.	As promptly as possible after the effective date of this Agreement, the Company shall remit the Reinsurer’s share of the unearned premium (less commission thereon) applicable to subject business in force at the effective date of this Agreement.

B.	Within 45 days following the end of quarter, the Company will render a net account to the Reinsurer. Such account will contain the following:

1.	Gross written premium for the quarter,

2.	Reinsurance premiums paid for FHCF property catastrophe excess of loss reinsurance, non-FHCF property catastrophe excess of loss reinsurance, property per risk excess of loss reinsurance and other inuring reinsurance for the quarter (as provided for in Article 8 - Other Reinsurance);

3.	Net Ceded Written Premium for the quarter;

4.	Ceding Commissions on (3) above and an allowance of 1% for Federal Excise Tax on (3) above;

5.	Gross paid losses during the quarter;

6.	Paid losses ceded to inuring reinsurance plus other recoveries thereon during the quarter;

7.	Incurred losses less any paid losses retained by the Company in the loss retention corridor for the quarter (as defined in Article 5 – Limit and Retention);

8.	Ceded losses paid during the quarter;

9.	Gross and net ceded unearned premium reserves as of the end of the quarter;

10.	Gross and net ceded outstanding loss reserves (including reserves for incurred but not reported losses) as of the end of the quarter.

The positive balance of 3 (being 1 less 2), less 4, less 8 (being 5 less 6 less 7) shall be remitted by the Company with its report. Any balance shown to be due the Company shall

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be remitted by the Reinsurer as promptly as possible after receipt and verification of the Company’s report.

C.	Annually, the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Report.

ARTICLE 15 - OFFSET

A.	The Company and the Reinsurer may offset any balance or amount due from one party to the other under this Agreement or any other agreement heretofore or hereafter entered into between the Company and the Reinsurer. This provision shall not be affected by the insolvency of either party to this Agreement.

B.	The Company guarantees on a continuing basis its affiliates’ obligations to the Reinsurer and agrees that the Reinsurer may apply funds held by it for the Company’s account to any such affiliates’ obligations.

ARTICLE 16 - ACCESS TO RECORDS

Upon request, the Company shall provide the Reinsurer at the Company’s premises with detailed information on the insurances that form the subject matter of this Agreement, including, at the Reinsurer’s expense, copies of the whole or part of any documents relating to the risks and their reinsurance. Such information shall be made available during the Company’s normal office hours to the Reinsurer’s representative(s) who shall be named in advance. Notification of such visit shall normally be given 14 days in advance and, even in urgent cases, at least 24 hours in advance. The Reinsurer shall have this right of inspection and information as long as the Reinsurer has obligations under this Agreement.

ARTICLE 17 - ERRORS OR OMISSIONS

Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

ARTICLE 18 - CURRENCY

A.	Whenever the word “Dollars” or the “$” sign appears in this Agreement, they shall be construed to mean United States Dollars and all transactions under this Agreement shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

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ARTICLE 19 - TAXES

In consideration of the terms under which this Agreement is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

ARTICLE 20 - INSOLVENCY

A.	In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator, or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B.	It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Agreement shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver, conservator, or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (a) where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company or (b) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees.

ARTICLE 21- ARBITRATION

A.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Agreement, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd’s

GREENLIGHT REINSURANCE, LTD.

London Underwriters. In the event that either party should fail to choose an Arbiter within thirty (30) days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within thirty (30) days following their appointment, each Arbiter shall nominate three candidates within ten (10) days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B.	Each party shall present its case to the Arbiters within thirty (30) days following the date of appointment of the Umpire. The Arbiters shall consider this Agreement as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C.	Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

D.	Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Agreement, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state of New York.

ARTICLE 22 - GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the state of New York.

ARTICLE 23 – FEDERAL EXCISE TAX

Payment of any Federal Excise Tax applicable to this Agreement shall be made by the Company to the taxing authorities and in no event shall there be any reduction in Reinsurance Premium on account of Federal Excise Tax that exceeds 1% of Net Ceded Written Premium.

ARTICLE 24 – SERVICE OF SUIT

It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

GREENLIGHT REINSURANCE, LTD.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement for receipt of notice on behalf of the Reinsurer, or if no party is named therein, then the firm of Kerns, Pitrof, Frost & Pearlman, LLC, 70 West Madison Street, Suite 5350, Chicago, Illinois 60602, or if notice to it is undeliverable then the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement.

ARTICLE 25 – LETTER OF CREDIT

As regards Policies issued by the Company coming within the scope of this Agreement, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for unearned premium and losses and any other amounts covered hereunder which it shall be required by law to set up, it will forward to the Reinsurer a statement showing the proportion of such reserves which is applicable to the Reinsurer. The Reinsurer hereby agrees to fund such reserves in respect of unearned premium and losses and any other amounts covered hereunder that have been reported to the Reinsurer relating thereto as shown in the statement prepared by the Company (hereinafter referred to as “Reinsurer’s Obligations”) by Letter of Credit.

The Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional Letter of Credit issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Reinsurer’s proportion of said reserves. Such Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days (sixty (60) days where required by insurance regulatory authorities) prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period.

The Reinsurer and Company agree that the Letter of Credit provided by the Reinsurer pursuant to the provisions of this Agreement may be drawn upon at any time, notwithstanding any other provision of this Agreement, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for the following purposes, unless otherwise provided for in a separate Trust Agreement:

(a)	to reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Agreement and which has not been otherwise paid;

(b)	to make refund of any sum which is in excess of the actual amount required to pay the Reinsurer’s Obligations under this Agreement;

GREENLIGHT REINSURANCE, LTD.

(c)	to fund an account with the Company for the Reinsurer’s Obligations. Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer;

(d)	to pay the Reinsurer’s share of any other amounts the Company claims are due under this Agreement.

In the event the amount drawn by the Company on any Letter of Credit is in excess of the actual amount required for (a) or (c), or in the case of (d), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

At annual intervals, or more frequently as agreed but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer’s Obligations, for the sole purpose of amending the Letter of Credit, in the following manner:

(a)	If the statement shows that the Reinsurer’s Obligations exceed the balance of credit as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference.

(b)	If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of credit as of the statement date, the Company shall, within thirty (30) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

The Company is solely liable for the costs of the Letter of Credit. Such costs shall be paid to the Reinsurer by the Company promptly upon request and there shall be no reduction in Reinsurance Premium on account of such Letter of Credit costs.

ARTICLE 26 – NO THIRD PARTY RIGHTS

This Agreement is solely between the Company and the Reinsurer, and in no instance shall any insured, claimant or other third party have any rights under this Agreement.

ARTICLE 27 – CONSTRUCTION

All terms, conditions and exclusions under this Agreement are to be construed in an evenhanded fashion as between the Company and Reinsurer without regard to authorship of the language.

GREENLIGHT REINSURANCE, LTD.

ARTICLE 28 – SEVERABILITY

If any provisions of this Agreement shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Agreement or the enforceability of such provision in any other state.

GREENLIGHT REINSURANCE, LTD.

IN WITNESS WHEREOF, the parties hereto by their respective duly authorized representatives have executed this Agreement, in duplicate, as of the dates under mentioned.

Signed in Lake Mary, Florida, this 17 of January, 2007.

FIRST PROTECTIVE INSURANCE COMPANY

BY:   /s/ Leman Porter

TITLE:    President

Signed in Grand Cayman, Grand Cayman Islands, this 17 of January, 2007.

GREENLIGHT REINSURANCE, LTD.

BY:   /s/ Brendan Barry

TITLE:   S.V.P.

GREENLIGHT REINSURANCE, LTD.

NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL DAMAGE - REINSURANCE - U.S.A.

I)	This Agreement does not cover any loss or liability accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2)	Without in any way restricting the operation of paragraph (1) of this Clause, this Agreement does not cover any loss or liability accruing to the Reinsured, directly or indirectly and whether as Insurer or Reinsurer, from any Insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material,” and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph 2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3)	Without in any way restricting the operations of paragraphs 1) and 2) hereof, this Agreement does not cover any loss or liability by radioactive contamination accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph 3) shall not operate

a)	where the Reinsured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However, on and after 1st, January 1960, this sub-paragraph b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof,

4)	Without in any way restricting the operations of paragraphs 1), 2) and 3) hereof, this Agreement does not cover any loss or liability by radioactive contamination accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against

5)	It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reinsured to be the primary hazard.

6)	The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954, or by any law amendatory thereof.

7)             Reinsured to be sole judge of what constitutes:

                a)             substantial quantities, and

                b)            the extent of installation, plant or site.

Note.  - Without in any way restricting the operation of paragraph 1) hereof, it is understood and agreed that

(a)	all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of

GREENLIGHT REINSURANCE, LTD.

the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply,

(b)	with respect to any risk located in Canada policies issued by the Company on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

GREENLIGHT REINSURANCE, LTD.

NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE U.S.A.
(Approved by Lloyd’s Underwriters’ Non-Marine Association)

(1)           This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2)           Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision.*

I.

It is agreed that the policy does not apply under any liability coverage, to (injury, sickness, disease, death or destruction,
     (bodily injury or property damage
with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies,

II.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a) become effective on or after 1st May, 1960, or

(b) become effective before that date and contain the Limited Exclusion Provision set out above; provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(3)          Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverage’s:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall he deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision.*

It is agreed that the policy does not apply:

I.              Under any Liability Coverage, to (injury, sickness, disease, death or destruction
                                                                      (bodily injury or property damage

(a) with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b) resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be,

GREENLIGHT REINSURANCE, LTD.

entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II.           Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to (immediate medical or surgical relief,

                                   (first aid.                                           to expenses incurred with respect

to (bodily injury, sickness, disease or death

(bodily injury resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.          Under any Liability Coverage to      (injury, sickness, disease, death or destruction

(bodily injury or property damage resulting from the hazardous properties of nuclear material, if

(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or
(c)	the (injury, sickness, disease, death or destruction
(bodily injury or property damages
arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to (injury to or destruction of property at such nuclear facility
(property damage to such nuclear facility and any property threat.

IV.          As used in this endorsement:

“Hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material,” “special nuclear material,” and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material and (2)resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means
(a)	any nuclear reactor,
(h)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 2.50 grams of uranium 235,

(d) any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material; (With respect to injury to or destruction of property, the word “injury” or “destruction” (“property damage” includes all forms of radioactive contamination of property (includes all forms of radioactive contamination of property.

V.            The inception dates and thereafter of all original policies affording coverage’s specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

                (i) Garage and Automobile Policies issued by the Reassured on New York risks, or

                 (ii) statutory liability insurance required under Chapter 90, General Laws of Massachusetts,

GREENLIGHT REINSURANCE, LTD.

until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(4)           Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association of the Independent Insurance Conference of Canada.

“NOTE: The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies, which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

GREENLIGHT REINSURANCE, LTD.

YEAR 2000 EXCLUSION CLAUSE
EDRC (B) - NMA 2801 (15/12197)

SECTION 1

This Agreement does not cover any loss, damage, cost, claim or expense, whether preventative, remedial or otherwise, directly or indirectly arising out of or relating:

a)	the calculation, comparison, differentiation, sequencing or processing of data involving the date change to the year 2000, or any other date change, including leap year calculations, by any computer system, hardware, programme or software and/or any microchip, integrated circuit or similar device in computer equipment or non-computer equipment, whether the property of the insured or not; or

b)	any change, alteration or modification involving the date change to the year 2000 or any other date change, including leap year calculations, to any such computer system, hardware, programme or software or any microchip, integrated circuit or similar device in computer equipment or non-computer equipment, whether the property of the insured or not.

This clause applies regardless of any other cause or event that contributes concurrently or in any sequence to the loss, damage, cost, claim or expense.

However, this section shall not apply in respect of physical damage occurring at the insured’s premises arising out of the perils of fire, lightning, explosion, aircraft or vehicle impact, falling objects, windstorm, hail, tornado, hurricane, cyclone, riot, civil commotion, vandalism, malicious mischief, earthquake, volcano, tsunami, freeze or weight of snow.

SECTION 2

Notwithstanding Section 1, above, this Agreement does not cover any costs and expenses, whether preventative, remedial or otherwise, arising out of or relating to change, alteration or modification of any computer system, hardware, programme or software or any microchip, integrated circuit or similar devise in computer or non-computer equipment, whether the property of the insured or not.

SECTION 3

The date change to the year 2000, or any other date change, including leap year calculations, shall not in and of itself be regarded as an event for the purposes of this Agreement.

GREENLIGHT REINSURANCE, LTD.

Total Insured Value Exclusion Clause

It is the mutual intention of the parties to exclude risks, other than Offices, Hotels, Apartments, Hospitals, Educational Establishments and Public Utilities (except Railroad Schedules), and Builders Risks on the above classes, where at the time of cession, the Total Insured Value over all interests exceeds $250,000,000. However, the Company shall be protected hereunder, subject to the other terms and conditions of this Agreement, if subsequent to cession being made, the Company becomes acquainted with the true facts of the case and discovers that the mutual intention has been inadvertently breached; on condition that the Company shall at the first opportunity, and certainly by next anniversary of the original policy, exclude the risk in question.

It is agreed that this mutual intention does not apply to Contingent Business Interruption or to interests traditionally underwritten as Inland Marine or to Stock and/or Contents written on a blanket basis except where the Company is aware that the Total Insured Value of $250,000,000 is already exceeded for buildings, machinery, equipment and direct use and occupancy at the key location.

It is understood and agreed that this Clause shall not apply hereunder where the Company writes 100% of the risk.

GREENLIGHT REINSURANCE, LTD.

TERRORISM EXCLUSION
(Property Treaty Reinsurance)

Notwithstanding any provision to the contrary within this reinsurance agreement or any endorsement thereto, it is agreed that this reinsurance agreement excludes loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any act of terrorism, as defined herein, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.

An act of terrorism includes any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological, or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organisation(s) or government(s) de jure or de facto, and which:

(i)            involves violence against one or more persons; or

(ii)           involves damage to property; or

(iii)          endangers life other than that of the person committing the action; or

(iv)          creates a risk to health or safety of the public or a section of the public; or

(v)           is designed to interfere with or to disrupt an electronic system.

This reinsurance agreement also excludes loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against, or responding to any act of terrorism.

Notwithstanding the above and subject otherwise to the terms, conditions, and limitations of this reinsurance agreement, in respect only of personal lines this reinsurance agreement will pay actual loss or damage (but not related cost or expense) caused by any act of terrorism provided such act is not directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with biological, chemical, radioactive, or nuclear pollution or contamination or explosion.

NMA293Oc
22/11/02
Form approved by Lloyd’s Market Association [Non-Marine]

GREENLIGHT REINSURANCE, LTD.

INTERESTS AND LIABILITIES CONTRACT
(hereinafter referred to as the “Contract”)

Between

FIRST PROTECTIVE INSURANCE COMPANY
Lake Mary, Florida
(hereinafter referred to as the “Company”)

and

GREENLIGHT REINSURANCE, LTD.
(hereinafter referred to as the “Reinsurer”)

in respect of the

MULTIPLE LINE QUOTA SHARE REINSURANCE AGREEMENT
(hereinafter referred to as the “Agreement”)

IT IS AGREED that, effective 12:01 a.m., Eastern Standard Time, October 1, 2006, the REINSURER shall have a 100% share in the Interests and Liabilities of the Reinsurer as set forth in the above Agreement to which this Contract is attached. This Contract shall continue in force until terminated in accordance with the provisions contained in the above Agreement.

The share of the REINSURER in the Interests and Liabilities of the Reinsurer under the above Agreement shall be several and not joint with the shares of any other reinsurer, and in no event shall the REINSURER participate in the Interests and Liabilities of any other reinsurer.

IN WITNESS WHEREOF, the parties hereto by their respective duly authorized representatives have executed this Contract, in duplicate, as of the dates under mentioned.

Signed in Lake Mary, Florida, this 17 of January, 2007.

FIRST PROTECTIVE INSURANCE COMPANY

BY:   /s/ Leman Porter

TITLE:    President

Signed in Grand Cayman, Grand Cayman Islands, this 17 of January, 2007.

GREENLIGHT REINSURANCE, LTD.

BY:   /s/ Brendan Barry

TITLE:   S.V.P.

GREENLIGHT REINSURANCE, LTD.

                     APPENDIX B

Remittances 45 days from Qtr	January	April	July	October	January	Total

Gross Ceded	[*]	[*]	[*]	[*]	[*]	[*]
Reinsurance Cat Pre Earned	[*]	[*]	[*]	[*]	[*]	[*]
Net Ceded Written Premium	[*]	[*]	[*]	[*]	[*]	[*]
Commissions	[*]	[*]	[*]	[*]	[*]	[*]
Net Remitted	[*]	[*]	[*]	[*]	[*]	[*]
UEP	[*]	[*]	[*]	[*]	[*]	[*]
Total	[*]	[*]	[*]	[*]	[*]	[*]